Filed Pursuant to Rule 424(b)(3)
Registration No. 333-191706
CARTER VALIDUS MISSION CRITICAL REIT II, INC.
SUPPLEMENT NO. 1 DATED MAY 2, 2017
TO THE PROSPECTUS DATED APRIL 27, 2017
This document supplements, and should be read in conjunction with, the prospectus of Carter Validus Mission Critical REIT II, Inc., dated April 27, 2017. Unless otherwise defined in this prospectus supplement, capitalized terms used in this prospectus supplement shall have the same meanings as set forth in the prospectus.
The purpose of this prospectus supplement is to describe the following:

(1)	the filing of a registration statement for our follow-on offering, the extension of our initial public offering of common stock and the status of our initial public offering of common stock.
Filing of a Registration Statement for Follow-On Offering, Extension of this Offering and Status of this Offering
We commenced our initial public offering of $2,350,000,000 of shares of our common stock (the “Offering”), consisting of up to $2,250,000,000 of shares in our primary offering and up to $100,000,000 of shares pursuant to our distribution reinvestment plan, on May 29, 2014. We are publicly offering shares of Class A common stock, shares of Class I common stock and shares of Class T common stock, in any combination with a dollar value up to the maximum offering amount. As of April 28, 2017, we had accepted investors’ subscriptions for and issued approximately 74,917,000 shares of Class A common stock, 311,000 shares of Class I common stock and 18,331,000 shares of Class T common stock in the Offering, resulting in receipt of gross proceeds of approximately $742,394,000, $2,841,000 and $175,470,000, respectively. As of April 28, 2017, we had approximately $1,429,295,000 in Class A shares, Class I shares and Class T shares of common stock remaining in the Offering.
On May 1, 2017, we filed a Registration Statement on Form S-11 (the “Follow-On Offering Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”) to register up to $332,500,000 of shares of Class A common stock, Class I common stock, and Class T common stock to be offered to the public on a best efforts basis pursuant to a proposed follow-on offering and up to $17,500,000 of shares of Class A common stock, Class I common stock, and Class T common stock pursuant to our distribution reinvestment plan. Accordingly, pursuant to Rule 415 promulgated under the Securities Act, we are extending our current Offering until the earlier of the SEC effective date of the Follow-On Offering Registration Statement or November 25, 2017, the date that is 180 days after the third anniversary of the SEC effective date of the Offering. We reserve the right to terminate the Offering at any time prior to these dates, and will terminate the Offering prior to these dates if we sell our maximum offering amount. The Offering and proposed follow-on offering must be registered in every state in which we offer or sell our shares. Generally, such registrations are for a period of one year. Therefore, we may have to stop selling shares in any state in which our registration for the Offering is not renewed or otherwise extended annually.

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